Exhibit 10.25

FY 200__ MANAGEMENT INCENTIVE PLAN

Objective

This FY 200__ Management Incentive Plan (MIP) of AAR Corp. (the “Company”) is in effect over the period June 1, 200__ to May 31, 200__ (the “Plan Year”). It is intended to provide bonus awards for the achievement of pre-tax income, return on invested capital and cash flow goals as well as the personal performance of individual plan participants.

Eligible Persons

Eligible persons will only include those whose job duties and responsibilities support classification as an “exempt” employee under the Fair Labor Standards Act. In addition, persons whose primary responsibility is selling directly to individual customers and prospects and as a result, are provided with separate revenue or profit based incentive earnings plans, are also not eligible for participation in the MIP. Otherwise,

•                  Regular full-time persons in positions assigned salary grade 25 or greater will automatically be eligible for participation, and

•                  Regular full-time persons in positions assigned salary grades 22 to 24, inclusive, may selectively be granted eligibility subsequent to the recommendation of a Vice President or other senior executive directing the activities of the prospective participant’s business unit or functional organization.

Persons hired after March 1, 200__ are not eligible for participation in the FY 200__ MIP. Other new employees hired prior to the March 1 date may be granted eligibility for participation on a pro-rata basis.

Eligibility for participation is subject to the final approval of the President and CEO, AAR Corp., and the Corporate Vice President — Human Resources.

Definitions

For MIP purposes, the following terms will have the following meanings:

a)                                                       Base Salary will mean the annualized base salary of a participant on the last day of the Plan year — that is, exclusive of any form of incentive or lump sum payments and before any reduction for any voluntary contribution authorized under any qualified retirement plan sponsored by the Company or before any amount which a participant may elect to defer under any other deferred compensation plan of the Company.

b)                                                      Pre-Tax Income (PTI) will mean those pre-tax net income goals established annually for the Company and its operating units, by the President and CEO in conjunction with the Compensation Committee of the AAR Corp. Board of Directors.

c)                                                       Return on Invested Capital (ROIC) will mean the percentage which results from dividing operating profit over the FY by the average invested capital over the FY.

d)                                                      Cash Flow (Cash) will mean the target amount of Fiscal Year End (FYE) cash and cash equivalents, established annually for the Company and its operating units by the President and CEO, and reported in the Consolidated Statements of Cash Flows of AAR CORP. and Subsidiaries.

e)                                                       Target Bonus (TB) will mean the percentage of base salary which may be earned by a participant upon full achievement of all assigned quantitative and personal performance goals. A participant’s TB percentage is directly related to his or her salary grade and potential impact on the overall performance of the Company.

f)                                                         Nominal Bonus (NB) will mean the amount of incentive award derived from the percentage of the TB which can be earned by a participant as a result of the level of achievement measured against the participant’s quantitative goals (i.e., PTI and ROIC) and measured against the Company’s FYE Cash Flow target.

Quantitative Measures

Each participant will have three quantitative goals related to either the expectations for their operating unit or to the expectations for the Company as a whole. In either case the goals will be specific PTI and ROIC and Cash quantities.

As indicated in the table below, full (100.00% or more) achievement of the PTI goal can provide up to 75.00% of a participant’s TB. Similarly, full achievement of the ROIC goal can provide up to 25.00% of a participant’s TB.

Conversely, anything less than 70.00% achievement of a goal will eliminate the possibility of earning any portion of the participant’s TB which may be available for achievement measured against that goal.

In between 70.00% and 100.00% (or more) the sequence of ranges of performance achievement shown in the table will determine the portion (%) of the participant’s TB which can be credited for performance against each goal. For example,

•                  between 70.00% and 74.99% performance achievement of the PTI goal, the TB credit would be 37.50%.

•                  between 95.00% and 99.99% performance achievement of the ROIC goal, the TB credit would be 21.75.%.

RANGES OF PERFORMANCE ACHIEVEMENT LEVEL	PERFORMANCE ACHIEVEMENT LEVEL
	PTI	ROIC
Less than 70.00%	0.00% of TB	0.00% of TB
70.00% to 74.99%	37.50% of TB	12.50% of TB
75.00% to 79.99%	41.25% of TB	13.75% of TB
80.00% to 84.99%	45.00% of TB	15.00% of TB
85.00% to 89.99%	48.75% of TB	16.25% of TB
90.00% to 94.99%	56.25% of TB	18.75% of TB
95.00% to 99.99%	65.25% of TB	21.75% of TB
100.00% or More	75.00% of TB	25.00% of TB

The achievement credit (%) earned against each of the PTI and ROIC measures is further modified by a factor dependent upon the degree to which the Company achieves its annual Cash Flow target as follows:

Cash Flow Results	PTI & ROIC Credit (%) Modifier Factor
100.0% or More of Target Amount	1.0
90.0% to 99.9% of Target Amount	0.9
80.0% to 89.9% of Target Amount	0.7

70.0% to 79.9% of Target Amount	0.5
Less than 70.0% of Target Amount	0.0

Nominal Bonus Amount

The credit (%) earned against each of the PTI and ROIC measures is first multiplied by the Modifier Factor and is then multiplied by a participant’s base salary to determine a preliminary bonus award amount derived from each measure. The amounts from each measure are then added to establish a participant’s nominal bonus (NB) amount.

Personal Performance

At FYE an overall rating of each participant’s Personal Performance (PP) will be determined by the appropriate manager/executive. The rating shall be in the form of a number ranging between 0.00 and 2.00.

CEO Evaluation / Rating

Shortly after FYE, the CEO in conjunction with the Compensation Committee of the Board of Directors will develop an evaluation of the consolidated results of overall company performance. This evaluation will be in the form of a rating in the range of 0.00 to 1.50 and will typically recognize common stock price performance, diluted earnings per share results as well as consolidated net income improvement and the attainment of AAR’s strategic objectives.

The Actual Bonus Award Amount

The actual bonus amount to be awarded a participant shall be determined in accord with the following formula.

Nominal		Individual
Bonus	x	Participant	x	CEO	=	Actual Bonus Award
Award		Performance		Overall
Amount		Evaluation		Evaluation

(NB $)   x   (PP Rating)   x   (CEO Rating)  =  $ Bonus

A hypothetical example of a bonus award calculation is presented in the attached Exhibit I.

Discretionary Awards

The Compensation Committee of the Board of Directors may, upon the recommendation of senior executive management, increase or decrease a participant’s actual bonus award amount by up to 100% in certain circumstances, taking into account a multitude of discretionary factors affecting a particular time period or individual participant. Such circumstances could include the effects of acquisitions, divestitures, corporate stock buybacks or financing activities, foreign currency, significant unplanned special projects or activities intended to enhance current year bonus payments perhaps to the detriment of future periods (e.g., inadequate expenditures that artificially increase short-term profits or unnecessary year-end shipments that build sales only short-term, etc.), or an individual’s contribution or performance for such year. For certain participants, a discretionary change to the actual bonus award may also recognize how well his or her management team has been built and developed.

In addition, should there be unusual circumstances occurring during the FY such that the above measures and/or bonus award amounts do not adequately reflect extraordinary effort, the CEO may consider providing a participant with a one-time, solely discretionary bonus award.

MIP Administration

MIP administration shall be the responsibility of the Corporate Vice President — Human Resources.

A.    New Participants

New employees who join the Company during the Plan year may be authorized to participate in the MIP on a pro-rata basis with the approval of the Chief Executive Officer and the Vice President — Human Resources.

B.    Transfers and Promotions

If a participant is transferred or promoted during the Plan year causing an adjustment in the assigned Target Bonus, such a participant’s bonus will be calculated on a pro-rata basis.

C.    Retirement, Death or Disability

A participant who retires, dies, or becomes totally and permanently disabled (as that term is defined in the AAR Retirement Plan) during the Plan year will be entitled to a pro-rated bonus in accordance with Paragraph D.

D.    Payment of Bonus

Bonuses will be paid as soon as possible after the completion of the company’s year-end audit. A participant does not have a contractual right to receive a bonus. Rather, a participant becomes entitled to receive a bonus award payment only after such individual payments, if any, have been approved and authorized by the Compensation Committee of the Board.

E.     Employment as a Condition Precedent

No bonus will be paid, except pursuant to the provisions of Paragraph C above, unless a participant is an employee of the Company on the bonus payout date.

F.     No Employment Contract

Neither the establishment of the MIP nor the authorization to be a participant in the Plan will be construed as giving any participant the right to be retained in the service of the Company.

G.    Modification of Goals

The Compensation Committee of the Board from time to time during the Plan year, may modify the MIP at the discretion of the Chief Executive Officer and the Committee, should any part of the MIP cease to be a reasonable measure of desired performance. These modifications shall be timely communicated to participants in writing.

Specific Participant Goals

The goals and target bonus percentages for each eligible participant shall be communicated to each participant in a form, approximating that shown in Exhibit II, attached.

Exhibit I

FY 2006 Management Incentive Plan

Operations Executive
Base Salary Earnings		$90,000
Target Bonus Percentage (TB)		15.0%
Achievement against PTI		98.00%	(credit = 65.25% x TB)
Achievement against ROIC		104.0%	(credit = 25.00% x TB)
Cash Flow Results		94.3%	(Credit Modifier = 0.9)
Individual Performance Evaluation (PP)		1.10
CEO Rating		0.95

Target Bonus Credit due to PTI	=	(65.25%) (15.0%) (0.9) ($90,000)
	=	$7,927.88

Target Bonus Credit due to ROIC	=	(25.0%) (15.0%) (0.9) ($90,000)
	=	$3,037.50

Nominal Bonus Amount (NB)	=	$7,927.88 + $3,037.50
	=	$10,965.38

Actual Bonus Award after
Application of PP and CEO Ratings	=	($10,965.38) (1.10) (0.95)
	=	$11,458.82

Exhibit II

AAR Corp.
FY 2006 Management Incentive Plan

PARTICIPANT NAME:

CURRENT TITLE OF RECORD:

CURRENT SALARY GRADE:

TARGET BONUS AS A% OF BASE SALARY: %

ORGANIZATION UNIT: Corp.

PTI GOAL ($ ):

ROIC GOAL: %

AAR CORP. CASH FLOW TARGET (‘000): $

DATE: